                                 Exhibit 21.1

                      List of Subsidiaries and Affiliates

Wholly-owned subsidiaries

Microtune (LP), L.L.C.
Microtune (GP), L.L.C.

Indirectly-owned subsidiaries

Microtune (Texas), L.P.
HMTF Acquisition (Bermuda), Ltd.
Microtune GmbH & Co. KG
NSF Technologies (Phils.), Inc.
Microtune RF-Technologies (Phils.), Inc.
HMTF Erste Beteiligungs GmbH
Microtune Verwaltungs GmbH
Microtune (Hong Kong), Ltd.
Microtune (Korea), Ltd.
Microtune (Taiwan), Ltd.